EXHIBIT 99.1
FOR IMMEDIATE RELEASE

National Western Life Announces 2011 Second Quarter Earnings

Austin, Texas, August 5, 2011 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today second quarter 2011 consolidated net earnings of $13.8 million, or $3.90 per diluted Class A common share, compared with consolidated net earnings of $20.8 million, or $5.88 per diluted Class A common share, for the second quarter of 2010. For the six months ended June 30, 2011, the Company reported consolidated net earnings of $32.0 million, or $9.04 per diluted Class A common share, compared with $39.2 million, or $11.08 per diluted Class A common share, a year ago. The Company’s book value per share increased to $345.69 as of June 30, 2011 from $340.26 as of March 31, 2011.

Operating revenues, excluding realized investment gains (losses) and realized and unrealized gains (losses) on index options, totaled $148.8 million for the quarter ended June 30, 2011, compared to $140.8 million reported in the second quarter of 2010, an increase of 6%. For the first six months of 2011, adjusted operating revenues increased 8% over the comparable period in 2010. Mr. Moody noted, “Despite the uncertainties in the U.S. economy and the global markets overall, we continue to be able to grow our top line. Annuity sales remain strong increasing 9% compared to the first six months of our record year in 2010 and total life sales are up 7% versus what we achieved in the first half of last year.” Mr. Moody added that the Company’s investment portfolio in 2011 continues to be a positive contributor to both total revenues and net earnings. “The low interest environment and the evolving credit market situation given meager economic growth and government fiscal activities continue to present challenges in our fixed income portfolio management, but we are maintaining our conservative disciplines and staying the course,” Mr. Moody stated.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $29.7 million in the six months ended June 30, 2011, or $8.38 per diluted Class A common share, compared to $39.5 million, or $11.15 per diluted Class A common share, in the same period for 2010. Mr. Moody indicated that the year-to-year difference was due to an analysis of expenses. “Accounting conventions allow us to defer costs to acquire new business and expense them over time. Our actuaries analyze these deferred expenses to make sure that our recognition of these costs in the financial statements is consistent with expected profit streams and policy activity. In the first half of 2011, we amortized an incremental $15 million of deferred costs over what we recognized in the same period for 2010 with the majority of this amount occurring in the second quarter of this year.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 286 employees and 16,140 contracted independent agents, brokers and consultants, and at June 30, 2011, maintained total assets of $9.3 billion, stockholders' equity of $1.3 billion, and life insurance in force of $20.2 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Revenues, excluding investment and index
options gains (losses)	$148,759	140,755	294,185	273,521
Realized and unrealized gains (losses) on
index options	(9,098)	(43,965)	22,751	(32,018)
Realized gains (losses) on investments	490	51	3,582	(378)
Total revenues	$140,151	96,841	320,518	241,125

Earnings:
Earnings from operations	$13,472	20,779	29,673	39,466
Net realized gains (losses) on investments	318	33	2,328	(246)
Net earnings	$13,790	20,812	32,001	39,220

Net earnings attributable to Class A Shares	$13,400	20,222	31,096	38,108

Basic Earnings Per Class A Share:
Earnings from operations	$3.81	5.89	8.40	11.19
Net realized gains (losses) on investments	0.09	0.01	0.66	(0.07)
Net earnings	$3.90	5.90	9.06	11.12

Basic Weighted Average Class A Shares	3,434	3,426	3,432	3,426

Diluted Earnings Per Class A Share:
Earnings from operations	$3.81	5.87	8.38	11.15
Net realized gains (losses) on investments	0.09	0.01	0.66	(0.07)
Net earnings	$3.90	5.88	9.04	11.08

Diluted Weighted Average Class A Shares	3,437	3,440	3,438	3,440

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com